EXHIBIT 99.1

Contact:	Sheila Davis
Public Relations/Investor Relations Manager
sdavis@winnebagoind.com 641/585-6803

WINNEBAGO INDUSTRIES REPORTS
SECOND QUARTER AND SIX MONTHS RESULTS

— Dividend Declared —

FOREST CITY, IOWA, March 17, 2005 — Winnebago Industries, Inc. (NYSE: WGO), the nation’s leading motor home manufacturer, today reported net income for the second quarter ended February 26, 2005 of $14.4 million, compared to net income of $15.9 million for the second quarter of fiscal 2004. On a per share basis, the Company earned 42 cents per diluted share for the second quarter of fiscal 2005, compared to 46 cents per diluted share for the second quarter of fiscal 2004.

        Revenues for the second quarter of fiscal 2005 were $239.4 million, compared to revenues of $266.0 million for the second quarter of fiscal 2004.

        Net income for the first six months of both fiscal 2005 and 2004 was $33.9 million. On a per share basis, the Company earned 99 cents per diluted share for the first six months of fiscal 2005, compared to 96 cents per diluted share for the first six months of fiscal 2004.

        For the first six months of fiscal 2005, the Company reported revenues of $505.5 million, compared to $521.0 million for the first six months of fiscal 2004.

        “Second quarter results were impacted by lower motor home deliveries,” said Winnebago Industries’ Chairman, CEO and President Bruce D. Hertzke.

        “Comparisons with last year were extremely difficult. We spent the majority of the first half of fiscal 2004 on 45-hour work weeks, replenishing inventories at the wholesale level that had been drawn down during the initial months of the war in Iraq, as well as responding to the increase in retail demand. In contrast, during the first half of fiscal 2005, dealer inventory was at a more appropriate level. Dealer inventory increased by 1,414 units during the first half of fiscal 2004 compared to 623 units during the first half of fiscal 2005.”

        “Although current industry motor home retail sales appear to be fairly closely aligned with retail sales at this time last year, there are indications that industry motor home production has exceeded market demand, causing an imbalance of motor home inventory,” said Hertzke. “As is our practice, we continue to monitor our inventories on hand, as well as our product inventories at the dealer level on a daily basis to ensure that we produce to the market demand. Going forward, we believe our sales will closely follow the retail pull of the RV market.”

        “Winnebago Industries’ products continue to perform well in the Class A diesel market segment,” Hertzke continued. “The new low-profile Winnebago Aspect and Itasca Cambria motor homes are helping Winnebago Industries to bolster market share in the Class C market. In addition, we begin deliveries of the new Winnebago View and Itasca Navion Class C diesel products next quarter. We believe these innovative new products will have a positive impact on our market share as they reach the retail market in the last quarter of fiscal 2005.”

        Winnebago Industries repurchased 52,600 shares of the Company’s common stock during the second quarter of fiscal 2005 ended February 26, 2005 for an aggregate price of approximately $1.8 million. The Company has approximately $25 million remaining on the current stock repurchase authorization from its board of directors.

        At the meeting held yesterday, Winnebago Industries’ board of directors declared a quarterly cash dividend of seven cents a share, payable on July 6, 2005 to shareholders of record as of June 3, 2005.

        Winnebago Industries will conduct a conference call in conjunction with this release at 10 a.m. ET today, Thursday, March 17, 2005. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of Company’s website at www.winnebagoind.com, at www.shareholder.com/winnebago/medialist.cfm or www.vcall.com. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

        Winnebago Industries, Inc. is the leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and Rialta brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html

        This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to reactions to actual or threatened terrorist attacks, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

— more —

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	2/26/2005	2/28/2004	2/26/2005	2/28/2004
Net revenues	$239,359	$266,033	$505,492	$520,966
Cost of goods sold	207,305	231,004	433,374	446,472

Gross profit	32,054	35,029	72,118	74,494

Operating expenses
Selling	4,564	4,461	9,118	9,022
General and administrative	5,798	6,039	11,355	11,777

Total operating expenses	10,362	10,500	20,473	20,799

Operating income	21,692	24,529	51,645	53,695
Financial income	639	283	1,133	586

Pre-tax income	22,331	24,812	52,778	54,281
Provision for taxes	7,965	8,932	18,868	20,334

Net income	$14,366	$15,880	$33,910	$33,947
Income per share*
Basic	$0.43	$0.47	$1.01	$0.98

Diluted	$0.42	$0.46	$0.99	$0.96

Number of shares used in
per share calculations*
Basic	33,672	33,928	33,647	34,613

Diluted	34,254	34,545	34,224	35,196

Certain prior year information has been reclassified to conform to the current year presentation.
* Adjusted for 2-for-1 stock split on March 5, 2004.

Winnebago Industries, Inc.
Unaudited Consolidated Condensed Balance Sheets
(In thousands)

	Feb. 26, 2005	Aug. 28, 2004

ASSETS
Current assets
Cash and cash equivalents	$16,107	$24,445
Short-term investments	97,479	51,100
Receivables	27,677	46,112
Inventories	146,452	130,733
Other	17,841	17,679

Total current assets	305,556	270,069
Property and equipment, net	63,131	63,995
Deferred income taxes	25,228	25,166
Investment in life insurance	21,686	22,863
Other assets	14,492	12,463

Total assets	$430,093	$394,556

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$40,894	$46,659
Income taxes payable	11,650	4,334
Accrued expenses	56,631	54,285

Total current liabilities	109,175	105,278
Post retirement health care and
deferred compensation benefits	88,069	87,403
Stockholders' equity	232,849	201,875

Total liabilities and stockholders' equity	$430,093	$394,556

Certain prior year information has been reclassified to conform to the current year presentation.

Winnebago Industries, Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(Dollars in thousands)

	Six Months Ended
	2/26/2005	2/28/2004

Cash flows from operating activities:
Net income	$33,910	$33,947
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,931	4,759
Tax benefit of stock options	687	2,328
Other	543	504
Change in assets and liabilities:
Decrease (increase) in receivables and other assets	18,210	(11,446)
Increase in inventories	(15,719)	(23,101)
Increase in deferred income taxes	(3)	(2,248)
(Decrease) increase in accounts payable
and accrued expenses	(3,419)	10,568
Increase in income taxes payable	7,316	7,485
(Decrease) increase in postretirement benefits	(249)	2,891

Net cash provided by operating activities	46,207	25,687

Cash flows (used in) provided by investing activities:
Purchases of property and equipment	(4,178)	(4,967)
Purchases of short-term investments	(147,473)	(63,707)
Proceeds from the sale of short-term investments	101,094	103,817
Other	(365)	(115)

Net cash (used in) provided by investing activities	(50,922)	35,028

Cash flows used in financing activities
and capital transactions:
Payments for purchase of common stock	(1,787)	(63,979)
Payment of cash dividends	(4,712)	(3,517)
Proceeds from issuance of common and treasury stock	2,876	4,226

Net cash used in financing activities and capital transactions	(3,623)	(63,270)

Net decrease in cash and cash equivalents	(8,338)	(2,555)

Cash and cash equivalents-beginning of period	24,445	9,272

Cash and cash equivalents-end of period	$16,107	$6,717

Certain prior year information has been reclassified to conform to the current year presentation.

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries

	Quarter Ended		Six Months Ended
	2/26/2005	2/28/2004	2/26/2005	2/28/2004

Unit deliveries
Class A gas	1,117	1,268	2,443	2,610
Class A diesel	550	716	1,146	1,245
Class C	887	1,038	1,790	2,129

Total deliveries	2,554	3,022	5,379	5,984

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
(Units)

	As of
	2/26/2005	2/28/2004

Sales order backlog
Class A gas	683	1,234
Class A diesel	453	794
Class C	972	905

Total backlog*	2,108	2,933
Total approximate revenue
dollars (in thousands)	$189,100	$251,900

Dealer inventory	5,601	5,359

* The Company includes in its backlog all accepted orders from dealers shippable within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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